UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2015

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2014,  Namecheap, Inc. (“Namecheap”) issued a Senior Unsecured Promissory Note in the original principal amount of $2,500,000 (the “Note”) to Rightside Group, Ltd. (the “Company” or “Rightside”).  The Note was issued in connection with the Letter Agreement between Rightside’s affiliate, eNom, Incorporated, and Namecheap dated April 1, 2011, as amended on December 20, 2013 and filed as Exhibit 10.12 and Exhibit 10.13 to Amendment No. 5 to the Company’s Registration Statement on Form 10, filed with the SEC on July 3, 2014 (the “Registrar Agreement”).

On February 4, 2015, Rightside and Namecheap entered into the Amendment of Senior Unsecured Promissory Note and Amended and Restated Letter of Agreement (the “Amendment”), pursuant to which Rightside agreed to extend the maturity date of the Note from December 31, 2014 to June 30, 2015 (the “New Maturity Date”), provided certain conditions are met.  On January 27, 2015, Namecheap made a principal payment in the amount of $500,000, which represented the payment due in order to extend the original maturity date.  All other payment obligations under the Note remain unchanged.

In addition, the Amendment also extends the term of the Registrar Agreement to expire on the New Maturity Date (the “Extended Registrar Agreement Term”).  The Amendment provides that the Registrar Agreement, will automatically renew after the Extended Registrar Agreement Term for one year periods, unless either party provides notice of non-renewal at least 30 days prior to the automatic renewal date.

The foregoing description is a summary and does not purport to be a complete description of the Amendment and is qualified in its entirety by reference to the Amendment which will be filed as an exhibit to the Company’s Annual Report on Form 10-K  for the fiscal year ending December 31, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2015	RIGHTSIDE GROUP, LTD.
	By:	/s/ Taryn J. Naidu____ ___
Taryn J. Naidu
Chief Executive Officer

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